Exhibit 10.6

(English Translation)

Extension Agreement to Credit Loan Agreement for Automobile Buyer

Debtor (hereinafter “Party A”): Tianjin Golden Dragon International Travel Service Co., Ltd

Address: 2-D-510, Xinliju, Xinwenhua Garden, Fu'an Street, Heping District, Tianjin, China

Postcode:  300021

Telephone:  022-23068003

Fax:  022-23068002

Creditor (hereinafter “Party B”): Address: Postcode: 130011 Telephone: 800-846-8666 Fax: 0431-85900284

According to the provisions set forth in the Credit Loan Agreement for Automobile Buyer (Contract No. 23881777-4w101) ( hereinafter the “Loan Agreement”) entered by and between Party A and Party B on August 24, 2005, Party A is unable to repay the loan amount under the Loan Agreement subject to the repayment schedule and hereby applies for an extension of the loan period and Party B agrees so after internal review.  In order to specify the rights and obligations between Party A and Party B and through equal negotiation, the parties reach the following agreements on the issue of loan extension and will strictly comply:

1.

With the consent of Party B within the loan period specified in the Loan Agreement, Party A may apply for an extension of the loan period.  Party A shall apply the extension and conclude the agreement with Party B within 30 working days prior to the expiration date of the Loan Agreement, otherwise Party B is entitled to refuse.

2.

The loan amount under the Loan Agreement is RMB Eighteen Million Seven Hundred and Ninety Thousand Six Hundred (in words).  The loan period is 33 months, from August 24, 2005 to May 19, 2008.  As of January 11, 2007, the total unpaid amount of principal is RMB Ten Million Three Hundred and Eighty Three Thousand Two Hundred and Forty (in words).  Through the censor by Party B, Party B agrees to extend the loan period for an amount of RMB Ten Million Three Hundred and Eighty Three Thousand Two Hundred and Forty (in words), and the extension period is 10 months from May 19, 2008 to March 18, 2009.

3.

Upon the execution and effectiveness day of this Agreement, the interest rate will be changed from 5.28%, as specified in the Loan Agreement, to 5.94%.  The method of changing interest rate stipulated in the Loan Agreement shall still apply.

4.

The method of repayment and repayment day for each period set forth in the Loan Agreement shall still apply in the extension period.  The monthly repayment of principal and interest will be subject to the new repayment schedule made by Party B (as attached the Appendix).

5.

Security.  As a security against the loan and the extension of the loan hereunder, Party A agrees to continue the mortgage of the properties specified in the Mortgage Agreement for Automobile Credit (Contract No. 23881777-4WLDY01) ( hereinafter the “Mortgage Agreement”), entered by and between Party A and Party B on August 24, 2005.  The mortgage covers the principal under extension, interests (including compound interests and penalty interests), liquidated damages, compensations, realization fee of mortgage (including but not limited to litigation fee, property preservation fee, implementation fee, attorney fee, notice fee, assessment fee, auction fee) and other fees during the extension period.  The other rights and obligations of Party A arisen out of such mortgage, shall be performed according to the Mortgage Agreement.

6.

The other rights and obligations of Party A and Party B, which is not covered in this Agreement, shall be performed according to the Loan Agreement.

7.

Settlement of Disputes.  Any dispute, argument or controversy arisen during the performance of this Agreement shall be settled by friendly consultation and entered the supplementary agreement by Party A and Party B.  If no agreement is reached, any dispute shall be filed to the People’s Court where the Party B located.  The parties will continue to exercise their remaining respective rights and fulfill their remaining respective obligations under this Agreement, except with regard to the matters under dispute.

8.

Notarization.  This Agreement will be enforceable after the notarization.  If Party A fails to repay all the principal, interests and other fees according to the repayment schedule, or incurs other defaults, Party B has right to apply the enforceable implement with the People’s Court directly.  Party A agrees to accept the enforceable implement and waive any right of defense unconditionally.  The Article 7 hereof will not apply under this situation.

9.

The appendix hereto is an integrated part of this Agreement.  The appendix has the same legal effectiveness as this Agreement.  This Agreement, including its appendix, is an integrated part of the Loan Agreement, which has the same legal effectiveness as the Loan Agreement.  Unless otherwise provided hereunder, the provisions set forth in the Loan Agreement, Mortgage Agreement shall remain in full force and effect.

10.

Effectiveness of this Agreement.  This Agreement will become effective upon the execution day and will terminate upon the day that the principal, interests, compound interests, penalty interests, liquidated damages, compensations and other fees have been paid.

11.

This Agreement is made in 3 counterparts with each party holding one.  Each counterpart has the same legal effectiveness.  If the notarization is required, the additional counterpart may be added, which will have the same effectiveness.

12.

Party A’s Representation.

12.1.

Party A has gained the necessary authority and approval upon the execution of this Agreement.

12.2.

Party A has known that Party B is the legal financial institution approved by the financial administrative authority and its business scope and permissions.

12.3.

Party A has known, understood and accepted the each provision herein when it made the representation hereunder.

Party A (Chop): Legal Representative: Date:	Party B (Chop): Legal Representative: Date:

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